EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT



This employment agreement is entered into this ____ day of December, 2004 between Medical Makeover Corporation of America ("MMCA") and Harry Glenn ("Employee", together, the "Parties").

     WHEREAS, MMCA, a Delaware Corporation traded publicly under the symbol MMAM, has been incorporated for the provision of medical and related services which shall center on, but not be limited to appearance enhancement through non invasive cosmetic treatments.

     WHEREAS, Harry Glenn is a Physician licensed to practice in the State of Florida, the Parties agree to the following terms and conditions:

     1. Duties Employee shall be responsible for the medical services delivery of the company including but not limited to:

     a.   Performing medical services when business needs require
     b. Identifying acquisition targets within the profile established by the board
     c.   Soliciting endorsements and recruiting entertainment affiliates
     d.   Networking with complementary service companies
     e.   Creating strategic alliances with vendors and physicians
     f.   Implementing research and development activities
     g. Achieve results in service performance developed by the Medical Advisory Board
     h. Ensure MMAM maintains a competitive technological edge with FDA approved procedures and products
     i.   Establish medical policies and procedures with Medical Advisory Board
     j. Assist in the hiring of physicians and technicians with appropriate company approval
     k. All services shall be provided under a fiduciary responsibility as a director and officer of a public company l. Remain in compliance with OSHA Regulations m. Other services as recommended by the members of the board of directors or other committees.

     2. Compensation MMCA shall pay Employee a twice monthly salary of $4,500 commencing on the effective date of this contract. Beginning in February 2005, the twice monthly salary will be increased to $5,000. This compensation will be paid in months where the total MMAM revenue from services exceeds $25,000. For months where revenues do not exceed $25,000 the salary for the month will be accrued. A month of accrued salary will be paid when revenues exceed $50,000 in a subsequent month.

     3. Responsibility: MMCA shall employ Employee as Chief Medical Officer, Executive Vice President and Chief Operations Officer. Employee shall serve as an Officer of the Corporation. Employee shall also be Chairman of the Medical Advisory Board, a committee of the corporation's Board of Directors. Employee agrees to participate as an active member of any other committees of the board of directors that may be formed from time to time.

     4. Board Compensation Employee shall receive compensation commensurate with that of other Board Members of MMAM.



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     5. Term This  Agreement  shall may be terminated by the Company at any time consistent with the Florida Employment At Will laws and practices. This Agreement does not constitute a commitment to pay the Employee other than for time actually worked by the Employee under the provisions of this Agreement.

     6. Insurance MMCA will maintain adequate and appropriate Directors' and Officers' insurance as well as liability insurance.

     7. Stock Ownership and Stock Options Employee shall receive ten (10%) percent ownership of the common stock of MMCA six months from the date of this Agreement provided the employee remains an active employee of the Company. This stock, when issued will be registered stock of the issued and outstanding common stock of the company, subject to SEC Rule 144.

     At least annually, the Compensation Committee of the Board of Directors may elect to award the employee additional stock options at a price equal to 90% of the value of the stock on the first trading date after approved. These stock options shall be based on performance indicators as approved by the Board of Directors. It is the understanding of the parties to this Agreement that stock grants will be made at the discretion of the Board, but it is the understanding of the Employee that total grants would not exceed 30% of the stock available as of the date this Agreement is entered into.

     Termination of Agreement Upon termination of this agreement for reasons other than cause, all unvested, outstanding shares awarded, either initially or subsequently under this agreement will immediately be cancelled and returned to the Company. Upon a change in control or sale of MMAM, all shares awarded either initially or subsequently under this agreement will immediately vest to the employee.

     Entire Agreement This Agreement sets forth the entire understanding of the Parties and it may not be changed except by written document signed by all of the parties hereto.

     Governance This Agreement shall be governed by the laws of the State of Florida as within the jurisdiction of Palm Beach County. In the even of a legal dispute, the prevailing party shall be reimbursed its reasonable legal fees and costs by the other party.

     Binding Effect All parties acknowledge that they are authorized to execute the terms of this Agreement which shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties and their respective successors, heirs, beneficiaries, and personal representatives.

     Assignment The rights and benefits of this Agreement shall not be transferable by any party without the written consent of the other.

     Assumability Should the Company be acquired in part or in whole, this Agreement shall be assumed by the acquiring company which shall fulfill all contractual obligations.

     IN WITNESS WHEREOF, the Parties hereto have set their hands and seals on the dates set forth below.


MEDICAL MAKEOVER CORPORATION OF AMERICA

By: /s/ Steve Durland
    -------------------
Date  December 3, 2004


EMPLOYEE

By: /s/Harry  Glenn
    -------------------
Date  December 3, 2004


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